EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 5, 2003 (except for the “Stock-Based Compensation Plans” section of Note 1, as to which the date is June 3, 2004) accompanying the consolidated financial statements of XETA Technologies, Inc. and subsidiaries included in the Annual Report on Form 10-K/A filed June 14, 2004 for the fiscal year ended October 31, 2003 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Tulsa, Oklahoma
June 18, 2004